         Exhibit (d)(23)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

         THIS AMENDMENT to that certain Investment Sub-Advisory Agreement, dated December 8, 2003 (the "Agreement"), by and between Ivy Investment Management Company (f/k/a Waddell & Reed Ivy Investment Company) (the "Adviser") and Advantus Capital Management, Inc. (the "Sub-Adviser"), is made effective as provided herein.

         WHEREAS, Adviser and Sub-Adviser entered into the Agreement to set forth their respective rights and obligations with respect to the provision by Sub-Adviser of certain subadvisory services in connection with the Adviser's investment advisory activities on behalf of the Ivy Bond Fund, the Ivy Mortgage Securities Fund and the Ivy Real Estate Securities Fund; and

         WHEREAS, the parties desire to amend the Agreement as set forth herein; and

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adviser and Sub-Adviser hereby agree to amend, modify and supplement the Agreement as follows:

         1. AMENDMENT OF AGREEMENT. The second paragraph of Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

The amount of such annual fee, as applied to the average daily value of the net assets of the Funds shall be as described in the schedule below:

Fund	Fee

Ivy Bond Fund	0.263%
Ivy Mortgage Securities Fund	0.250%
Ivy Real Estate Securities Fund	0.480%

         2. REMAINING PROVISIONS. Any provision of the Agreement not amended, modified and/or supplemented by this Amendment shall remain in full force and effect. In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall control.

         3. MISCELLANEOUS. The Agreement and this Amendment, together with all attached exhibits, if any, contain the full and complete agreement and understanding between Adviser and Sub-Adviser relating to the matters addressed thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives to become effective as of January 1, 2009.

IVY INVESTMENT MANAGEMENT	ADVANTUS CAPITAL MANAGEMENT,
COMPANY	INC.

By: _/s/ Thomas W. Butch	By: _/s/ Gary M. Kleist

Title: Senior Vice President	Title: Vice President

Date: May 13, 2009	Date: May 14, 2009